                         AGREEMENT AND PLAN OF MERGER
                              AND REORGANIZATION

                                     DATED


                                 JUNE 30, 1995
                                 -------------


                                 BY AND AMONG


                       AUTO-TROL TECHNOLOGY CORPORATION
                                  "AUTO-TROL"


                             AT DEVELOPMENT, INC.
                                 "SUBSIDIARY"


                                      AND

                                METAWARE, INC.
                                    D.B.A.
                               CENTRA 2000, INC.
                                   "CENTRA"






Plan of Merger                         1

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") dated as of June 30, 1995 by and among AUTO-TROL TECHNOLOGY CORPORATION, a Colorado Corporation ("Auto-trol"), AT DEVELOPMENT, INC., a Colorado Corporation ("Subsidiary"), and METAWARE, INC., doing business as CENTRA 2000, INC., a Texas Corporation ("Centra").


                                    RECITALS

1. Auto-trol owns all of the outstanding capital stock of Subsidiary ("Subsidiary Shares").

2. The Boards of Directors of Centra, Subsidiary and Auto-trol deem the merger of Centra with and into Subsidiary in accordance with the applicable laws of Colorado and Texas (the "Merger") to be advisable and in the best interests of their respective shareholders, and have, by resolutions duly adopted, approved this Agreement and the Plan of Merger and Reorganization set forth herein; the sole shareholder of Subsidiary, and the shareholders of Centra (the "Centra Shareholders") have adopted resolutions to approve this Agreement and Plan of Merger.

3. It is intended that the Merger qualify as a tax-free reorganization pursuant to Section 368 (a) (1) (A) and Section 368 (a) (2) (D) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Centra, Subsidiary and Auto-trol hereby agree as follows:


                                   ARTICLE I
                                   THE MERGER

1.01 Merger. On the Effective Date (as defined in Article II hereof), Centra shall be merged into Subsidiary, which shall be (and is hereinafter sometimes referred to as) the Surviving Corporation. The corporate existence of Subsidiary with all its rights, privileges, power and franchises shall continue unaffected and unimpaired by the Merger, and as the Surviving Corporation it shall be governed by the laws of the State of Colorado and succeed to all rights, privileges, powers, franchises, assets, liabilities and obligations of Centra in accordance with the Colorado Corporation Code. The separate existence and corporate organization of Centra shall cease to exist upon the Effective Date, and thereupon Centra and Subsidiary shall be a single corporation. The Board of Directors of the Surviving Corporation shall be comprised of three members, including Susan Floyd, David O'Brien and Allyson Kissell. Susan Floyd shall be appointed President of the Surviving Corporation, with all rights and authority accorded to such office as set forth in the bylaws of the Surviving Corporation.


1.02 Further Assurances. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation title to, and possession of any property or right of, Centra acquired or to be acquired by reason of, or as a result of, the Merger, and otherwise to carry out the purpose of this Agreement, Centra and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement. The proper officers and


Plan of Merger                         2
directors of the Surviving Corporation are fully authorized in the name of Centra or otherwise to take any and all such action.


                                   ARTICLE II
                                 EFFECTIVE DATE

Following the execution of this Agreement, but no later than June 30, 1995, it is contemplated that a meeting (the "Closing") will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents and shall execute Articles of Merger in accordance with Section 7-7-104 of the Colorado Corporation Code and Article 5.04 of the Texas Business Corporation Act (the "Articles of Merger"). Promptly after the Closing, duplicate originals of the Articles of Merger shall be delivered for filing to the Secretary of State of the State of Colorado and an original and three copies shall be filed with the Secretary of State of the State of Texas. The Merger shall become effective when the Articles of Merger filed with the Colorado Secretary of State as of the time set forth in the Articles of Merger are endorsed "Filed" and dated by said Secretary of State of Colorado. The date and time when the Merger so becomes effective is referred to in this Agreement as the "Effective Date".


                                  ARTICLE III
                       ARTICLES OF INCORPORATION; BYLAWS

3.01 Articles of Incorporation. The Articles of Incorporation of Subsidiary, as in effect immediately prior to the Effective Date, shall continue to be the Articles of Incorporation of the Surviving Corporation until amended as provided by law.

3.02 Bylaws. The Bylaws of Subsidiary, as in effect on the Effective Date, shall continue to be the Bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with law, the Articles of Incorporation of the Surviving Corporation, or said Bylaws.


                                   ARTICLE IV
                        CONSIDERATION, OPTIONS, PAYMENTS


4.01    Conversion of Shares.
        --------------------

        (a) Each Subsidiary Share issued and outstanding at the Effective Date shall continue unchanged as an issued and outstanding share of Common Stock, $1.00 par value, of the Surviving Corporation.

        (b) Auto-trol shall cause to be issued to the Centra Shareholders, the shares of validly issued, fully paid and nonassessable voting Common Stock, $.01 par value, of Auto-trol ("Auto-trol Common Stock"), in the following quantities:

        SUSAN FLOYD                143,440
        JUDY CARRELL                71,512
        JIM SHIRREFFS               71,512
        TERRY MCGREGOR              15,076
        DANN DANLEY                  9,792
        TINA SCHOPPE                 2,000
        STEVE SPRADLIN               2,400
        VENHILL LTD PARTNERSHIP    896,276

Plan of Merger                         3

        All of the shares of Centra Common Stock, no par value ("Centra Common Stock"), issued and outstanding as of the Effective Date, shall, by virtue of the Merger, be converted into Auto-trol Common Stock in the quantities set forth above. No fractional shares of Auto-trol Common Stock shall be issued. Certificates for shares of Auto-trol Common Stock shall be issued in the name of the registered holder of the surrendered certificate(s). The certificates for Auto-trol Common Stock shall be restricted from trade for a period of three (3) years from the date of their issuance and shall bear a restrictive legend as follows:

        "The shares represented by this Certificate have not been registered under the Securities Act of 1933 ("the Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under that Act, the availability of which is to be established to the satisfaction of the Company."

Upon expiration of the three year restrictive period, and upon the written request of a Centra Shareholder to Auto-trol, Auto-trol shall arrange, at its expense, for an opinion of counsel for removal of the restrictive legend on the stock certificate issued to such requesting Centra Shareholder. Should the Centra Shareholder independently obtain an opinion of counsel, such opinion shall be obtained at such Centra Shareholder's sole expense.

        (c) Auto-trol agrees to include the shares of Auto-trol Common Stock owned by Centra Shareholders or their transferees (the "Shares") in any Registration Statement filed by Auto-trol at any time within three (3) years from the Effective Date of the Merger. In connection with any such registration, Auto-trol covenants and agrees as follows:

          (i) If shares of Auto-trol Common Stock are proposed to be registered under the Securities Act of 1933 ("the Act") during such time period, Auto-trol will at such time give written notice to all holders of the Shares of such event. Upon the written request of a holder or holders of the Shares, which shall be provided within fifteen (15) days after receipt of any such notice, Auto-trol will cause all such Shares to be registered under the Act.

          (ii) Auto-trol shall use its best efforts to have any post-effective amendment or new registration statement declared effective at the earliest possible time for a period of nine (9) months, and shall furnish such number of prospectuses as shall be reasonably requested.

          (iii) Auto-trol shall pay all costs, fees and expenses in connection with all such post-effective amendments or new registration statements including, without limitation, Auto-trol's legal and accounting fees, printing expenses, blue sky fees and expenses, except that Auto-trol shall not pay for any of the following costs and expenses: (a) underwriting discounts and commissions allocable to Shares; (b) state transfer taxes; (c) brokerage commissions, (d) fees and expenses of counsel and accountants for the holders of Shares.

          (iv) Auto-trol will take all necessary action which may be required in qualifying or registering the Shares including any Registration Statement or post-effective amendment or new registration statement for offering and sale under the securities or blue sky laws of such states as are requested by the holders of such Shares, provided that Auto-trol shall not be obligated to execute or file any general consent to service or process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

          (v) Auto-trol shall indemnify and hold harmless each Centra Shareholder owning Shares from and against any and all losses, claims, damages, and liabilities caused by any untrue statement or alleged untrue statement of a material fact, contained in any post-effective amendment or new registration, or any supplemental prospectus required to be filed or furnished by the Act; or caused by any omission or alleged omission in such registration statement; provided, however, that this agreement to

Plan of Merger                         4
indemnify with respect to any prospectus which shall be subsequently amended prior to the written confirmation of the sale of any Shares by a Centra Shareholder shall not inure to the benefit of the selling Centra Shareholder from whom the person asserting any such losses, claims, damages or liabilities purchased such Shares, if such selling Centra Shareholder failed to send or cause his or her representative to send or give a copy of the amended prospectus to such person, at or prior to the written confirmation of the sale of such Shares, and further provided that such amended prospectus did not contain any untrue statement or alleged untrue statement or omission or alleged omission giving rise to such cause, claim, damage, or liability.

        (d) As soon as practicable after the Effective Date, each holder of a certificate or certificates that immediately prior to the Effective Date represented the outstanding shares of Centra Common Stock, upon surrender to the President of Centra, shall be entitled to receive a certificate, duly endorsed, representing the number of whole shares of Auto-trol Common Stock into which the shares of Centra Common Stock so surrendered shall have been converted as provided in Section 4.01 (b) hereof.

        (e) Each share, if any, of Centra Common Stock held in Centra's treasury at the Effective Date shall automatically be canceled and shall not be converted into Auto-trol Common Stock.

4.02 Additional Consideration Due to an inability of the parties to place a value on the assets of Centra, the Centra Shareholders shall be entitled to receive Additional Consideration as follows. In addition to the Auto-trol Stock received by each Centra Shareholder, the Centra Shareholders shall be entitled to receive cash payments, from Auto-trol. Such consideration shall be calculated in the aggregate as nine and one half percent (9 1/2%) of the Surviving Corporation's revenue received from Auto-trol in the form of royalties (which shall be the equivalent of 4.75% of the total "as sold" revenue for the CENTRA 2000 product) for fiscal years 1996, 1997, and 1998 starting October 1 and ending September 30 each year. Royalties shall be paid by Auto-trol to the Surviving Corporation in an amount of fifty percent (50%) of the "as sold" revenue of the CENTRA 2000 product. A fourth fiscal year Additional Consideration payment for year 1999 shall be extended to the Centra Shareholders, provided that the product enhancements to CENTRA 2000, as set forth in the development plan described in Schedule N, are substantially met on or before the end of calendar year 1998. Notwithstanding the foregoing, the right of Centra Shareholders to receive Additional Consideration in the form of cash shall be limited to an amount equal to the fair market value, as of the Effective date, of the Auto-trol voting Common Stock received by each such Centra Shareholder pursuant to the exchange provided for in Section 4.01(b) of this Agreement. To the extent any Centra Shareholder would otherwise be entitled to Additional Consideration in excess of such amount ("Excess Additional Consideration"), such Excess Additional Consideration shall be made in the form of one-half cash and one-half Auto-trol voting Common Stock, valued at the fair market value of such stock as of the date such stock is issued to said Centra Shareholder. It is understood that the ability of Centra and Subsidiary to achieve the goals set forth in Schedule N is dependent on Subsidiary being allowed a budget that will enable it to do so. Likewise, it is understood that development priorities and needs will undoubtedly change over time, such that the items contained in Schedule N on the Execution Date will need to be changed. Therefore, it is the understanding of the parties that Auto-trol will provide the Surviving Corporation a budget that bears a reasonable and realistic relationship to the development plan contained in Schedule N, as amended, together with the other goals the Surviving Corporation is expected to meet, such that if there is a need to reduce the budget of the Surviving Corporation below currently expected levels, there will be a corresponding adjustment to the development plan contained in Schedule N, as amended. These amendments to the development plan must be approved by Auto-trol and by the natural person who, as of the Execution Date, owns the greatest number of Centra Shares and is then an employee of Auto-trol or the Surviving Corporation. The approval of Auto-trol to an amendment to the development plan shall not be unreasonably withheld. Auto-trol owes Centra, and other beneficiaries of this section 4.02, duties of utmost good faith and fair dealing regarding payment of Additional Consideration. Such payment shall be payable annually, on or before December 15 of each year and shall be distributed among the Centra Shareholders in proportion to the number of Centra Shares each Centra Shareholder surrenders pursuant to this Agreement, and shall be administered by Auto-trol as the Centra Shareholders may agree is appropriate, in accordance with an

Plan of Merger                         5
agreement between the Centra Shareholders to be entered into on or before the time of the Closing. If Auto-trol transfers its rights to CENTRA 2000 during the period in which Additional Consideration payments are to be made, or if Auto-trol merges the Surviving Corporation into Auto-trol or another Auto-trol subsidiary, Auto-trol shall take the necessary steps to ensure that the payments will continue to be made, either by the transferee or by Auto-trol. The right to receive Additional Consideration hereunder may not be assigned.

The "CENTRA 2000 product" as used herein, shall include the CENTRA 2000 database server and client software, including gold, silver and bronze client packages, and/or any functional modules of the software, such as, but not limited to, Workflow, which may be licensed separately, and any subsequent packaging of said products, as well as any improvements, modifications and corrections made thereto. Services performed for the customer, which may include but are not limited to training, maintenance, software customization, installation, implementation and consulting are not included in the definition of "CENTRA 2000 product."

"As sold" revenue as the term is used herein shall be limited to sales revenue of CENTRA 2000 products only and shall not include revenues for Auto-trol or third party products, training, consulting or other services.

4.03 Dissenters' Shares. Each Centra Shareholder who dissents from the Merger shall be entitled to obtain payment at the fair market value of his or her shares of Centra Common Stock as of the Closing date, and shall receive payment therefor from the Surviving Corporation, and no shares of Auto-trol Common Stock shall be issued to such dissenting Centra Shareholders pursuant to
Section 4.01(a); provided, however, that shares of Auto-trol Common Stock shall be issued pursuant to the provisions of Section 4.01(a) with respect to shares of Centra Common Stock held by a dissenting shareholder who subsequently withdraws his or her demand for payment or otherwise fails to establish his or her right to be paid the fair market value of his or her shares, in which events such shares shall be deemed to be converted into shares of Auto-trol Common Stock under Section 4.01(a). Shares of Centra Common Stock acquired by the Surviving Corporation shall be canceled.

4.04 Centra Stock Options and Warrants. Upon the Effective Date, all outstanding options, warrants and rights to acquire Centra Common Stock not exercised or otherwise terminated prior to the Effective Date shall immediately become extinguished and canceled.

4.05 Expenses of Reorganization. Each party hereto, and the shareholders thereof, shall bear and be solely liable for their expenses with respect to this transaction.


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF CENTRA

Centra hereby represents and warrants, which representations and warranties shall be true and correct as of the Closing as if expressly restated on the Closing and shall survive the Closing, that:

5.01 Organization and Authority. Centra is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all corporate power and authority to carry on its business as now being conducted and to own or lease and operate the assets and properties now owned or leased and operated by it, and is duly qualified to do business and is in good standing in the jurisdictions in which such qualification is required except for jurisdictions in which failure to be so qualified or to be in good standing could not subject Centra to any material liability or disability by reason of such failure.

5.02 Capitalization. The total authorized capital stock of Centra consists of one million (1,000,000) shares of Common Stock, no par value, of which 303,002 shares are issued and outstanding as of the date

Plan of Merger                         6
hereof. Except as set forth in this Section 5.02, there are no shares of Centra Common Stock issued or outstanding, and, except as set forth on Schedule A, there are no warrants, options, agreements, calls, rights, subscriptions, convertible securities or other commitments of any kind obligating Centra, contingently or otherwise, to issue shares of its capital stock or any other securities.

5.03 Articles of Incorporation and Bylaws. Centra has delivered to Auto-trol complete and accurate copies of the Articles of Incorporation of Centra, as in effect on the date hereof, and complete and accurate copies of its Bylaws, as in effect on the date hereof.

5.04 Authority Relative to this Agreement. Centra has the full corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and the Centra Shareholders, and no other corporate acts or proceedings on the part of Centra are necessary to authorize this Agreement or the transactions contemplated hereby; and this Agreement constitutes a valid and binding obligation of Centra. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Centra with any of the provisions hereof will (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Centra under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Centra or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which Centra is a party, or by which it or any of its properties or assets is bound, except for such conflict, breach or default as to which requisite waivers or consents either shall have been obtained by Centra by the Effective Date or shall have been waived by Auto-trol in writing or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Centra or any of its properties or assets. No consent or approval by any governmental authority other than compliance with applicable securities laws of Colorado and Texas is required in connection with the execution and delivery by Centra of this Agreement or the consummation by Centra of the Merger and the other transactions contemplated hereby.

5.05    Financial Statements.
        --------------------

          (a) Centra has delivered to Auto-trol balance sheets of Centra as of May 31, 1995 and the related statements of earnings, stockholders equity and changes in financial position for the periods ended on such date. All such financial statements, together with the notes thereto, are prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and present fairly the financial position of Centra and its results of operations and changes in financial position as of the date indicated.

          (b) Centra has delivered the following financial statements, attached hereto as Schedule B, which are unaudited, but which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the relevant period of the financial statement referred to in Section 5.05(a). Such financial statement presents fairly the financial position of Centra and the results of its operations as of such date:

                (i) Balance sheet as of May 31, 1995;

                (ii) Statement of operations for January 1, 1994 through May 31, 1995;

5.06 Accounts Receivable. The accounts receivable of Centra, reflected on the balance sheet as of May 31, 1995, represent amounts duly invoiced by Centra to its customers on account of goods delivered or services rendered prior to that date, which amounts were not subject to any rights of offset or reduction on account of events occurring prior to that date (net of allowance for doubtful accounts and cash

Plan of Merger                         7
discounts established in accordance with prior practice). Centra does not warrant or represent as to the realizable value of such accounts receivable.

5.07 Fixed Assets. The fixed assets of Centra consist of items reasonably believed to be usable or salable in the normal course of Centra's business. The amounts shown for fixed assets have been determined in accordance with generally acceptable accounting principles applicable to a continuing business applied on a basis consistent with prior periods. Centra does not warrant or represent as to the realizable value of the fixed assets.

5.08 Title to Properties, Absence of Liens and Encumbrances. Centra has good and marketable title to its assets, real and personal, free and clear of all mortgages, pledges, liens, charges and encumbrances. All assets and the CENTRA 2000 software are, and except for changes in the ordinary course of business will be as of the Closing, owned by Centra, with no rightful claim by others, excepting Auto-trol's contingent right to the software as set forth in that certain License Agreement dated March 31, 1994, between Centra and Auto-trol. All of Centra's machinery, equipment and personal property is in good repair and operating condition and is adequate to conduct the business of Centra as presently constituted. Centra does not warrant or represent as to the realizable value of any such other assets.

5.09 Financial Accounts. Except as set forth on Schedule C, Centra has no bank accounts, investment accounts or certificates of deposit.

5.10 Absence of Undisclosed Liabilities. Except as set forth on Schedule D, Centra had no indebtedness or liability, absolute or contingent, which is not shown or adequately provided for thereon. Except as set forth on Schedule D, and except for liabilities incurred in the normal course of business after June 1, 1995 (which are not, in the aggregate, material in amount), at the Execution Date Centra has no indebtedness or liability, absolute or contingent, that is not shown or adequately provided for.

5.11 Tax Matters. Centra has filed, or caused to be filed, with the appropriate governmental agencies, all federal, state and local tax returns and all reports with respect to income and all other reports, the filing of which is necessary for the conduct of its business or required by any taxing authority having jurisdiction. To the best knowledge of Centra, its management, and the Centra Shareholders, all such tax returns and reports properly reflect the taxes attributable to the business of Centra for the periods covered thereby. Except as set forth on Schedule E, all federal, state and local taxes, assessments, interest, penalties, deficiencies, fees or other governmental charges or impositions called for by such tax returns or reports or, to Centra's knowledge, claimed to be due by any taxing authority, have been properly paid. Centra has not received any notice of deficiency or assessment or proposed deficiency or assessment from the Internal Revenue Service or any other taxing authority. Centra has not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any tax.

5.12 Patents, Trademarks, Copyrights and Trade Secrets. Except as listed on Schedule F, Centra does not own any trademark registrations (whether under state or federal statute) or trade names, registered copyrights, patents, patent applications or inventions. Centra has maintained its CENTRA 2000 software as a trade secret and has taken all reasonable measures, including confidentiality agreements with its consultants and others, as necessary to protect the trade secret status of such CENTRA 2000 software. Texas law provides for ownership by employers in certain inventions made by employees. The Centra Shareholders have agreed to the assignment of all rights and interest to any and all Centra intellectual property to the Surviving Corporation.

Centra has not disclosed the CENTRA 2000 software to any third party in any form except through license agreements which preclude further disclosure. Except as disclosed on Schedule G, Centra has no licenses granted by or to it, or other agreements to which it is a party, relating in whole or in part to any trademarks, trademark registrations or trade names, registered copyrights, patents, patent applications or inventions. Centra is not infringing upon, or otherwise violating the rights of any third parties with respect to any trademark, trademark registration, trade name, registered copyright or patent, and no

Plan of Merger                         8
proceedings have been instituted against or claims received by Centra nor are any proceedings threatened alleging any such violation, nor does Centra know of any facts which may give rise to any such proceedings or claims.

5.13 Insurance. Schedule H lists all policies of insurance maintained by Centra. All such policies are outstanding and duly in force on the date hereof, are in the amounts shown in and insure against the losses and risks described in said Schedule H. Centra has not received notice from any insurer or its agent of cancellation of any insurance policy or that substantial actions will have to be taken or that substantial capital improvements or other expenditures will have to be made in order to continue such insurance. All such policies shall remain outstanding and in full force as of and following the Closing and none of such policies is cancelable as a result of the Merger.

5.14 Litigation. Except as set forth on Schedule I, there is no (i) litigation, proceeding, arbitral action or governmental investigation pending or, so far as known to Centra, threatened against Centra or its assets nor (ii) any facts known to Centra that Centra believes will give rise to any such litigation, proceeding or investigation, and there are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Centra with respect to its business.

5.15 Licenses, Permits and Compliance with Laws. Centra holds all material licenses, permits and authorizations necessary for the lawful conduct of its business under, and is otherwise in compliance with, all applicable statutes, regulations, orders, ordinances and other laws of the United States and all state and local governments, and agencies thereof, that have a material effect upon Centra or the conduct of its business. Centra has not received any notice or otherwise been advised that it is in violation of any such statute, regulation, order, ordinance or other law and knows of no existing circumstance that is likely to result in such a violation.

5.16 Employee Plans and Agreements. Except as set forth on Schedule J, Centra is not a party to any oral or written employment agreement, collective bargaining agreement, pension, profit sharing, retirement, deferred compensation, or bonus or stock purchase plan relating to its employees. There are no disputes or controversies pending or, to the knowledge of Centra, threatened with or by any employees of Centra that would materially affect Centra's operations.

5.17 Transactions with Certain Persons. Except as set forth on Schedule K, no officer, director or employee of Centra is presently a party to any material transaction (determined by reference to the business of Centra) with Centra, including without limitation any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from or (iii) otherwise requiring payments to (other than for services as officers, directors or employees) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as an officer, director, trustee or partner.

5.18 Absence of Certain Changes or Events. Except as described on Schedule L and except for changes contemplated by this Agreement, (i) Centra has operated its business in the ordinary course and exercised all reasonable efforts to preserve its business intact, to keep available the services of its employees and to preserve the good will of its suppliers, customers and others having a business relationship with it, and (ii) there has been no change in Centra's condition (financial or otherwise), assets, liabilities, earnings or business, except for changes in the ordinary course of business that have not individually or in the aggregate been materially adverse to Centra.

5.19 Material Contracts. Schedule M is a true, complete and accurate list identifying all material contracts, agreements, leases (whether as lessor or lessee), commitments and undertakings to which Centra is a party or to which any of its properties are subject. Except as described on Schedule M, Centra is not in default under any such contract, agreement, lease or undertaking and does not know of any default by any other party thereto; and no contract, agreement or undertaking referred to therein will be modified or changed prior to the Closing without the prior written consent of Auto-trol. Except to the


Plan of Merger                         9
extent indicated on Schedule M, no consent or approval of other parties is required for the consummation of the transactions contemplated herein. Except as described on Schedule M, Centra does not have outstanding any agreement with distributors, dealers or other sales representatives in connection with the distribution of any of its products; and Centra will not incur any further obligations or commitments or make any further additions to its property or further purchases of machinery or equipment except in the ordinary course of business to maintain its properties and equipment. Except as described on Schedule M, Centra is not a party to any continuing contract for the future purchase of goods, materials, supplies or equipment in excess of the requirements for its business. Contracts, agreements, leases or undertakings involving $1,500 or more shall be deemed to be material for the purposes of this Section.

5.20 Employee Benefit Plans. The reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code"), as applicable, have been fulfilled in all material respects in connection with the employee benefit plans of Centra, true and complete copies of which have been delivered to Auto-trol (the "Benefit Plans"). Centra has furnished to Auto-trol copies of all filings, if any, with the Internal Revenue Service and the Department of Labor for each Benefit Plan's most recent plan year. Neither Centra, nor any of the trusts created under any Benefit Plan, nor any trustee, administrator or other fiduciary, to the best of Centra's knowledge, engaged in a "prohibited transaction" as such term is defined in the applicable provisions of the Code or ERISA, or otherwise took or omitted any action which could subject a Benefit Plan, a trust created under a Benefit Plan, or any party dealing with a Benefit Plan or trust, to a material tax or penalty on prohibited transactions imposed by ERISA or the Code; or which could result in a direct or indirect material liability to Auto-trol or the Surviving Corporation, or any trustee or Benefit Plan administrator.

5.21 No Material Misstatement. No representation or warranty by Centra, or any statement or certification furnished by Centra to Auto-trol hereunder contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

5.22 No Fees Due. No fees are due to brokers or other persons as a result of the Merger and related transactions.

5.23 No Reduction in Shares. To the best of the knowledge of management of Centra, there is no plan or intention by the Centra Shareholders to sell, exchange, or otherwise dispose of a number of shares of Auto-trol Common Stock received in the transaction that would reduce the Centra Shareholders' ownership of Auto-trol Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Centra as of the same date.


                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF AUTO-TROL

Auto-trol hereby represents and warrants, which representations and warranties shall be true and correct as of the Closing as if expressly restated on the Closing and shall survive the Closing, that:

6.01 Organization and Authority. Auto-trol is a corporation duly formed, validly existing and in good standing under the laws of the State of Colorado, has all corporate power and authority needed to carry on its business as now being conducted and to own or lease and operate the assets and properties now owned or leased and operated by it, and is duly qualified to do business and is in good standing in all jurisdictions in which Auto-trol is required to be so qualified except for jurisdictions in which failure to be so qualified or to be in good standing could not subject Auto-trol to any material liability or disability by reason of such failure.


Plan of Merger                        10

6.02 Capitalization. The authorized capital stock of Auto-trol consists of forty million (40,000,000) shares of Common Stock, $.01 par value, of which no more than thirty-two million five hundred thousand (32,500,000) shares shall be issued and outstanding as of the Closing. All of such shares, including the shares to be issued pursuant to this Agreement as of the Closing, are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule O, there are outstanding no warrants, options, agreements, rights, convertible securities or other commitments pursuant to which Auto-trol is or may become obligated to issue any shares of capital stock or any other securities.

6.03 Articles of Incorporation and Bylaws. Auto-trol has delivered to Centra complete and accurate copies of the Articles of Incorporation and Bylaws of Auto-trol, as in effect on the date hereof.

6.04 Financial Statements. Auto-trol has delivered to Centra its 1994 Annual Report, containing its report on Form 10-K for the fiscal year ended September 30, 1994, and its reports on Form 10-Q for the first two quarters of the fiscal year ending September 30, 1995. All such financial statements, together with the notes thereto, are in accordance with the respective books and records of Auto-trol and its subsidiaries, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be stated in the notes to such statements) throughout the periods covered by such statements and present fairly the consolidated financial position of Auto-trol and its subsidiaries and the consolidated results of their operations and changes in financial position, as of the respective dates and for the respective periods indicated.

6.05 Authority Relative to this Agreement. Auto-trol has the full corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors; no other corporate acts or proceedings on the part of Auto-trol are necessary to authorize this Agreement or the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of Auto-trol. Neither the execution and delivery of this Agreement by Auto-trol nor the consummation of the transactions contemplated hereby nor compliance by Auto-trol with any of the provisions hereof will violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Auto-trol or any note, bond mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which Auto-trol is a party, or by which it or any of its property or assets is bound or affected, except for such conflict, breach or default as to which requisite waivers or consents either shall have been obtained by Auto-trol by the Effective Date or shall have been waived by Centra, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Auto-trol or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities laws, is required in connection with the execution and delivery by Auto-trol of this Agreement or the consummation by Auto-trol of the Merger and the other transactions contemplated hereby.

6.06 No Material Misstatement. No representation or warranty by Auto-trol, or any statement or certificate furnished by Auto-trol to Centra hereunder contains or will contain any untrue statement or a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

6.07 No Material Adverse Change. Since May 19, 1995, there has not been any change in the condition (financial or otherwise), assets, liabilities or business of Auto-trol and its subsidiaries, other than changes in the ordinary course of business, which in the aggregate have not been materially adverse.

6.08 Litigation. Except as described on Schedule P, there is no (i) litigation, proceeding, arbitral action or governmental investigation pending or, so far as known to Auto-trol, threatened against Auto-trol or its assets nor
(ii) any facts known to Auto-trol that Auto-trol believes will give rise to any such litigation, proceeding or investigation, and there are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Auto-trol with respect to its business.


Plan of Merger                        11

6.09 Filings under the Securities and Exchange Act of 1934. Auto-trol has filed, or caused to be filed, with the Securities and Exchange Commission, all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve (12) months.

6.10 Licenses, Permits and Compliance with Laws. Auto-trol holds all material licenses, permits and authorizations necessary for the lawful conduct of its business under, and is otherwise in compliance with, all applicable statutes, regulations, orders, ordinances and other laws of the United States and all state and local governments, and agencies thereof, that have a material effect upon Auto-trol or the conduct of its business. Auto-trol has not received any notice or otherwise been advised that it is in violation of any such statute, regulation, order, ordinance or other law and knows of no existing circumstance that is likely to result in such a violation.

6.11 Transactions with Certain Persons. Except as set forth on Schedule R, no officer, director or employee of Auto-trol is presently a party to any material transaction (determined by reference to the business of Auto-trol) with Auto-trol, including without limitation any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from or (iii) otherwise requiring payments to (other than for services as officers, directors or employees) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as an officer, director, trustee or partner.

6.12 No Fees Due. No fees are due to brokers or other persons as a result of the Merger and related transactions.

6.13 Filings and Retention. The Board of Directors of Auto-trol have duly adopted this Agreement and Plan of Merger and Reorganization as required by Treas. Reg. (S) 1.368-3, and Auto-trol will file all statements, and maintain such permanent records, as are required by Treas. Reg. (S) 1.368-3. Auto-trol will cause Subsidiary and/or Surviving Corporation to file all statements, and maintain such records, as are required by Treas. Reg. (S) 1.368-3.

6.14 No Plans of Disposal. Auto-trol has no plan or intention to re-acquire any of its Auto-trol Common Stock issued in the transaction. Auto-trol has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with and into another corporation; to sell or otherwise dispose of any of the assets of Centra acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Code Section 368 (a) (2) (C).


                                  ARTICLE VII
                  REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY

Subsidiary hereby represents and warrants, which representations and warranties shall be true and correct as of the Effective Date as if expressly restated on the Effective Date and shall survive the Effective Date, that:

7.01 Organization and Authority. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

7.02 Capitalization. Subsidiary's authorized capital stock consists of 1,000 shares of Common Stock, $1.00 par value, of which 1,000 shares are outstanding. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable, and are owned of record and beneficially by Auto-trol.

7.03 Articles of Incorporation and Bylaws. Subsidiary has delivered to Centra complete and accurate copies of the Articles of Incorporation and Bylaws of Subsidiary, as in effect on the date hereof.

Plan of Merger                        12

7.04 Authority Relative to this Agreement. Subsidiary has the full corporate power to enter into this Agreement and the Articles of Merger and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the execution and filing of the Articles of Merger and the consummation of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and by its sole shareholder; no other corporate acts or proceedings on the part of Subsidiary are necessary to authorize this Agreement and the Articles of Merger or the transactions contemplated hereby and thereby, and this Agreement constitutes a valid and binding obligation of Subsidiary. Neither the execution and delivery of this Agreement nor the execution and filing of the Articles of Merger nor the consummation of the transactions contemplated hereby and thereby nor compliance by Subsidiary with any of the provisions hereof will violate, or conflict with, or result in a breach of any provisions of, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Subsidiary, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Subsidiary. No consent or approval by any governmental authority is required in connection with the execution and delivery by Subsidiary of this Agreement or the execution and filing of the Articles of Merger or the consummation by Subsidiary of the Merger and other transactions contemplated hereby and thereby.

7.05 Commitments. Subsidiary has no commitments or liabilities except those incurred by it in connection with the transactions contemplated by this Agreement and within the authority of this Agreement.

7.06 No Material Misstatement. No representation or warranty by Subsidiary, or any statement or certificate furnished by Subsidiary to Centra hereunder contains or will contain any untrue statement or a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

7.07 Litigation. Except as described on Schedule P, there is no (i) litigation, proceeding, arbitral action or governmental investigation pending or, so far as known to Subsidiary, threatened against Subsidiary or its assets nor (ii) any facts known to Subsidiary that Subsidiary believes will give rise to any such litigation, proceeding or investigation, and there are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Subsidiary with respect to its business.

7.08 Licenses, Permits and Compliance with Laws. Subsidiary holds all material licenses, permits and authorizations necessary for the lawful conduct of its business under, and is otherwise in compliance with, all applicable statutes, regulations, orders, ordinances and other laws of the United States and all state and local governments, and agencies thereof, that have a material effect upon Subsidiary or the conduct of its business. Subsidiary has not received any notice or otherwise been advised that it is in violation of any such statute, regulation, order, ordinance or other law and knows of no existing circumstance that is likely to result in such a violation.

7.09 Transactions with Certain Persons. Except as set forth on Schedule R, no officer, director or employee of Subsidiary is presently a party to any material transaction (determined by reference to the business of Subsidiary) with Subsidiary, including without limitation any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from or (iii) otherwise requiring payments to (other than for services as officers, directors or employees) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as an officer, director, trustee or partner.

7.10 Filings and Retention. The Board of Directors of Subsidiary have duly adopted this Agreement and Plan of Merger and Reorganization as required by Treas. Reg. (S) 1.368-3, and Subsidiary (and/or Surviving Corporation) will file all statements, and maintain such permanent records, as are required by Treas. Reg. (S) 1.368-3.


Plan of Merger                        13

7.11 No Additional Shares. Following the transaction, Subsidiary will not issue additional shares of its stock that would result in Auto-trol losing control of Subsidiary within the meaning of Code Section 368 (c)(1).


                                  ARTICLE VIII
                     CERTAIN UNDERSTANDINGS AND AGREEMENTS


8.01 Centra's Conduct of Business. After the Execution Date and prior to the Closing, Centra will conduct its business only in the ordinary course. In addition, prior to the Closing, Centra will not, except as otherwise permitted by this Agreement or as may be unanimously approved by a resolution of the Board of Directors of Centra or the Vice President of Finance of Auto-trol: (i) declare, set aside or pay any dividend in property or cash or other distribution of assets to the Centra Shareholders, (ii) make any change in the number of shares of authorized or issued capital stock of Centra, nor grant or make any option, warrant, call, commitment or agreement of any character relating to the authorized or issued capital stock of Centra, (iii) lend any money or otherwise pledge the credit of Centra, except in the ordinary course of business, (iv) fail in any material respect to comply with any statutes, laws, ordinances, rules, regulations or other governmental restrictions applicable to it or with any contract, commitment or agreement to which it is a party, (v) initiate discussions or negotiations with any other person relating to or approve any merger or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association, corporation or other business organization or division thereof, (vi) incur any material liability, (vii) enter into any material contract, (viii) acquire or dispose of any material assets or otherwise undertake or commit to any material obligation or commitment, or (ix) enter into any employment consulting or similar agreements. Centra shall: (i) duly comply in all material respects with all laws applicable to it and to the conduct of its business and all laws applicable to the transactions contemplated by this Agreement, (ii) maintain in full force and effect the insurance policies heretofore maintained by Centra (or policies providing substantially the same coverage), (iii) take such action as may reasonably be necessary to preserve its properties wherever located, including, but not limited to, all steps reasonably necessary to maintain its trademarks, trade names, trade secrets, service marks and copyrights and any pending applications therefor, and any other intangible assets which are material to its business as conducted now or hereafter prior to the Closing, and
(iv) maintain its books and records in the usual, regular and ordinary manner and promptly advise Auto-trol in writing of any material adverse change in its condition (financial or otherwise), assets, liabilities or business.

8.02 Auto-trol's and Subsidiary's Conduct of Business. After the Execution Date and prior to the Closing, Auto-trol and Subsidiary will conduct business only in the ordinary course. Auto-trol and Subsidiary shall: (i) duly comply in all material respects with all laws applicable to them and to the conduct of business and all laws applicable to the transactions contemplated by this Agreement, (ii) maintain in full force and effect the insurance policies heretofore maintained by Auto-trol (or policies providing substantially the same coverage), (iii) take such action as may reasonably be necessary to preserve its properties wherever located, including, but not limited to, all steps reasonably necessary to maintain its trademarks, trade names, trade secrets, service marks and copyrights and any pending applications therefor, and any other intangible assets which are material to its business as conducted now or hereafter prior to the Closing, and (iv) maintain its books and records in the usual, regular and ordinary manner and promptly advise Centra in writing of any material adverse change in its condition (financial or otherwise), assets, liabilities or business.

8.03 Centra Shareholders' Meeting. Centra shall have properly called and held a special meeting of the Centra Shareholders, which may be by written unanimous consent as provided by the Texas Business Corporation Act, prior to the Execution Date, for the purpose of voting to approve this Agreement, and such Agreement shall have been duly approved by said Shareholders. For such Centra Shareholders'

Plan of Merger                        14
meeting, Auto-trol shall furnish to Centra copies of (i) its 1994 Annual Report to shareholders, (ii) its reports under the Securities Exchange Act of 1934 on Form 10-Q for the first two quarters of the fiscal year ending September 30, 1995 and (iii) its proxy materials for the Annual Meeting of Shareholders held on January 31, 1995, for the purpose of furnishing such information to the Centra Shareholders to assist them in making an informed judgment about this Agreement.

8.04 Employee Plans. At or prior to the Effective Date, Centra's Board of Directors shall cause all employee benefit plans and stock option plans of Centra, and all rights and options under any such plan, to be extinguished and terminated, except as Auto-trol may specifically direct in writing to the contrary.

8.05 Access. Between the Execution Date and the Closing, Centra shall give to authorized representatives of Auto-trol such access as Auto-trol may reasonably request to any and all contracts, commitments, books, records, technical reviews, products and affairs of Centra, and will cause its officers and employees to furnish any and all financial, technical and operating data and other information pertaining to its business as Auto-trol shall from time to time reasonably require. Auto-trol will hold in confidence all information so obtained and will use such information only for the purpose of considering the Merger, and if the Merger is not consummated as contemplated herein, will return all returnable data to Centra. Such obligation of confidentiality shall not extend to any information which is in the public domain or that is or shall become described in a public patent or part of public knowledge or the literature through no act or omission by Auto-trol or its directors, officers, employees, professional advisors or other representatives or that shall have been lawfully received by Auto-trol from a third party without obligation of confidentiality, other than professional advisors and other representatives of the Centra Shareholders. It is understood that specific confidential information disclosed to Auto-trol or Subsidiary shall not be deemed to be within any of the three foregoing exceptions merely because it is embraced by more general information within any one or more of these exceptions. Furthermore, any combination of features shall not be deemed to be within these exceptions, unless the combination itself is within any one or more of these exceptions.


                                   ARTICLE IX
                     CONDITIONS TO OBLIGATION OF EACH PARTY

The obligation of each party to effect the Merger shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

9.01 No Prohibition of Merger. No order shall have been issued by any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby.

9.02 Compliance with Law. There shall have been obtained any and all permits, approvals and consents of securities or blue sky commissions or agencies of any jurisdiction and of any other governmental body or agency, which counsel for Auto-trol or for Centra may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with the applicable laws under available exemptions from the registration provisions of federal and state securities laws.


                                   ARTICLE X
             CONDITIONS TO OBLIGATIONS OF AUTO-TROL AND SUBSIDIARY

The obligations of Auto-trol and Subsidiary under this Agreement to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:


Plan of Merger                        15

10.01 Representations and Warranties True at the Effective Date. Except for changes contemplated by this Agreement and changes that do not in the aggregate have a material adverse effect on the financial condition or business of Centra, the representations and warranties of Centra contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects, and at the Closing, Centra shall have delivered to Auto-trol a certificate to such effect signed by the president of Centra.

10.02 Centra's Performance. Each of the obligations of Centra to be performed by it, on or before the Closing, pursuant to the terms of this Agreement, shall have been duly performed at the Closing, and, at the Closing, Centra shall have delivered to Auto-trol a certificate to such effect signed by the president of Centra.

10.03 Authority. All action required to be taken by, or on the part of, Centra to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and the Centra Shareholders.

10.04 Absence of Undisclosed Liabilities. Between the Execution Date and the Closing, Centra shall not, without prior written consent of Auto-trol, have incurred or become subject to, or agreed to incur or become subject to, any liability or obligation, absolute or contingent, except current liabilities incurred in the ordinary course of business and obligations under contracts entered into in the ordinary course of business and except as otherwise contemplated by this Agreement.

10.05 Approvals and Consents: Centra. Centra shall have obtained all requisite approvals and consents from governmental or regulatory bodies or agencies or pursuant to leases, mortgages, contracts, agreements, permits or licenses relative to the transactions contemplated by this Agreement.

10.06 Transactions Adverse to Auto-trol's Interest. There shall not have been instituted any suit or proceeding to restrain or invalidate this transaction or seeking damages from or to impose obligations upon Auto-trol related to this transaction which, in Auto-trol's judgment, reasonably exercised, would involve expense or lapse of time that would be materially adverse to Auto-trol's interest. There shall not have been suffered (after the Execution Date) any casualty or loss, whether or not covered by insurance, which materially adversely affects the assets of Centra.

10.07 Opinion of Centra's Counsel. There shall have been delivered to Auto-trol an opinion dated as of the Closing and addressed to Auto-trol by Centra's counsel, with respect to Texas and Federal laws, to the effect that:

          (a) Centra is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has corporate power to carry on its business as it is then being conducted;

          (b) Centra has full corporate power to carry out the transactions provided for in this Agreement; all corporate and other proceedings required to be taken by, or on the part of Centra to authorize it to execute and deliver this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken; this Agreement has been duly and validly authorized, executed and delivered by Centra and constitutes a valid and binding obligation of Centra.

          (c) Except as described on Schedule I, such counsel does not know of any material litigation, proceeding, arbitral action or governmental investigation pending or threatened against Centra;

          (d) The authorized, issued and outstanding capital stock of Centra is as stated in this Agreement, except for changes permitted by this Agreement;

Plan of Merger                        16

          (e) All the outstanding shares of Centra Common Stock have been duly authorized and are validly issued, fully paid and nonassessable;

          (f) Neither the execution, the delivery of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance by Centra with any of the provisions hereof violates or conflicts with, or results in a breach of any provisions of (i) the Articles of Incorporation or Bylaws of Centra, or (ii) to the best of such counsel's knowledge, after reasonable investigation, constitutes a material default (or an event which with notice or lapse of time, or both, would constitute a material default) under, or results in the termination of, or accelerates the performance required by, or results in the creation of any lien, security interest, charge or encumbrance upon any of the assets of Centra under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation of which such counsel has knowledge to which Centra is a party or by which Centra or any of its assets may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents (specifying such waivers or consents) shall have been obtained by Centra by the Effective Date, or (iii) violates any order, writ, injunction or decree, of which such counsel has knowledge, applicable to Centra or any of its material assets;

          (g) To the knowledge of such counsel, there is no default by Centra (or event which, with notice or lapse of time or both, would constitute a default) under any outstanding material contract, commitment or agreement to which Centra is a party or under which it is obligated or bound or to which any of its property may be subject or under any governmental license, franchise, permit or other authorization, or breach of any provision of its Articles of Incorporation or Bylaws;

          (h) No consent or approval by any governmental authority (other than such consent or approval as may be required to comply with the blue sky or securities laws of any jurisdiction) is required in connection with the consummation by Centra of the transactions contemplated by this Agreement;

          (i) To the knowledge of such counsel, Centra holds all licenses, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all applicable statutes, laws, ordinances, rules and regulations of all federal, state, local and foreign governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations and is in compliance with and not in default in any respect under all such statutes, laws, ordinances, rules and regulations except for such violations, if any, as in the aggregate would not have materially adverse effect on the condition (financial or otherwise), assets, liabilities or business of Centra or impair Centra's ability to consummate the Merger and the other transactions contemplated hereby;

          (j) Except as contemplated by this Agreement, to the knowledge of such counsel, Centra has good title, free and clear of title defects and objections, security interests, liens, charges and encumbrances of any nature whatsoever (other than the lien of current property taxes and assessments not in default, if any) to all its inventory, receivables, furniture, machinery, equipment and other personal property; and

          (k) To the knowledge of such counsel, there are no pending or threatened material claims by Centra against others for infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret owned by Centra, and there is no material infringement, misuse or misappropriation by Centra of any valid patent, trademark, trade name, service mark, copyright or trade secret owned by any third party, and there are no pending or threatened material claims by others against Centra for infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret owned by any third party.

Such opinion or opinions shall cover such other matters incident to the transactions contemplated by this Agreement as Auto-trol or its counsel reasonably may request. All such opinions may expressly rely as to

Plan of Merger                        17
matters of fact upon certificates of appropriate officers or agents of Centra or appropriate governmental officials.


                                   ARTICLE XI
                      CONDITIONS TO OBLIGATIONS OF CENTRA

The obligations of Centra under this Agreement to effect the Merger shall be subject to the fulfillment on or prior to the Closing of each of the following conditions:

11.01 Authorizations and Actions. All of the representations and warranties of Auto-trol and Subsidiary contained in this Agreement shall be true and correct at and as of the Closing. The Board of Directors of Subsidiary, and Auto-trol, as the sole shareholder of Subsidiary, shall have approved and adopted this Agreement and shall have complied with and performed all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing. Auto-trol shall have delivered to Centra a certificate to such effect signed by an authorized officer of Auto-trol. Such certificate shall include a statement that the shares of Auto-trol Stock specified to be issued under this Agreement are available for issuance.

11.02 Approvals and Consents: Auto-trol. Auto-trol shall have obtained all requisite approvals and consents from governmental or regulatory bodies or agencies or pursuant to leases, mortgages, contracts, agreements, permits or licenses relative to the transactions contemplated by this Agreement.

11.03 Transactions Adverse to Centra's Interests. There shall not have been instituted any suit or proceeding to restrain or invalidate this transaction or seeking damages from or to impose obligations upon Auto-trol, Subsidiary or Centra which, in Centra's judgment, reasonably exercised, would involve expense or lapse time that would be materially adverse to Centra's interest. There shall not have been suffered (after the date hereof) any casualty or loss, whether or not covered by insurance, which materially adversely affects the assets of Auto-trol.

11.04 Opinion of Auto-trol's Counsel. There shall have been delivered to Centra an opinion, dated as of the Closing and addressed to Centra, by Auto-trol's Counsel, Rothgerber, Appel, Powers & Johnson, to the effect that:

          (a) Auto-trol is a corporation duly organized and existing and in good standing under the laws of the State of Colorado and has corporate power to carry on its business as it is then being conducted and is in good standing in the jurisdictions in which such qualification is required except for jurisdictions in which failure to be so qualified and in good standing could not subject Auto-trol to any material liability or disability by reason of such failure. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has corporate power to carry on its business as it is then being conducted and is in good standing in the jurisdictions in which such qualification is required except for jurisdictions in which failure to be so qualified and in good standing could not subject Subsidiary to any material liability or disability by reason of such failure;

          (b) The execution, delivery and performance of the Agreement by Auto-trol and Subsidiary have been duly authorized and approved by all requisite corporate action by Auto-trol and Subsidiary, and this Agreement has been duly executed and delivered by Auto-trol and Subsidiary pursuant to such authorization and constitutes a valid and binding obligation of Auto-trol and Subsidiary;

          (c) All the outstanding shares of Auto-trol Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. All Subsidiary shares have been duly and validly authorized and issued and are fully paid and nonassessable;


Plan of Merger                        18

          (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Auto-trol or Subsidiary with any of the provisions hereof violate or conflict with, or result in a breach of any provision of (i) the Articles of Incorporation or Bylaws of Auto-trol or Subsidiary or (ii) to the best of such counsel's knowledge after reasonable investigation, constitute a material default (or an event which with notice or lapse or time, or both, would constitute a material default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any material asset under, any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, deed of trust, license, agreement, or other instrument or obligation of which such counsel has knowledge to which Auto-trol or Subsidiary is a party or by which Auto-trol or Subsidiary or any of its material assets may be bound or affected except for such conflict, breach or default as to which requisite waivers or consents (specifying such waivers or consents) shall have been obtained by Auto-trol or Subsidiary by the Effective Date, or (iii) violate any order, writ, injunction or decree applicable to Auto-trol or Subsidiary of which such counsel has knowledge;

          (e) Except as described on Schedule P, such counsel does not know of any material litigation, proceeding, arbitral action or governmental investigation pending or threatened against Auto-trol or Subsidiary;

          (f) To the knowledge of such counsel, there is no default by Auto-trol or Subsidiary (or event which, with notice or lapse of time or both, would constitute a default) under any outstanding material contract, commitment or agreement to which Auto-trol or Subsidiary is a party or under which it is obligated or bound or to which any of its property may be subject or under any governmental license, franchise, permit or other authorization, or breach of any provision of its Articles of Incorporation or Bylaws; and

          (g) To the knowledge of such counsel, Auto-trol and Subsidiary hold all licenses, permits and authorizations necessary for the lawful conduct of business under and pursuant to all applicable statutes, laws, ordinances, rules and regulations of all federal, state, local and foreign governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations and is in compliance with and not in default in any respect under all such statutes, laws, ordinances, rules and regulations except for such violations, if any, as in the aggregate would not have materially adverse effect on the condition (financial or otherwise), assets, liabilities or business of Auto-trol or Subsidiary or impair Auto-trol's and Subsidiary's ability to consummate the Merger and the other transactions contemplated hereby;

          (h) No consent or approval by any governmental authority (other than such consent or approval as may be required to comply with the blue sky or securities laws of any jurisdiction) is required in connection with the consummation by Auto-trol or Subsidiary of the transactions contemplated by this Agreement;

            (i) Consent to the Merger has been obtained from the Bondholder of Auto-trol Industrial Development Revenue Bonds.

Such opinion or opinions shall cover such other matters incident to the transactions contemplated by this Agreement as Centra or its counsel reasonably may request. Counsel may rely upon certificates from other responsible officers of Auto-trol and Subsidiary as to factual matters in connection with the furnishing of the opinion provided for in this Section 11.04.

11.05 Auto-trol's and Subsidiary's Performance. Each of the obligations of Auto-trol and Subsidiary to be performed by them, on or before the Closing, pursuant to the terms of this Agreement, shall have been duly performed at the Closing, and, at the Closing, Auto-trol and Subsidiary shall have delivered to Centra certificates to such effect signed by authorized officers of Auto-trol and Subsidiary.

Plan of Merger                        19

                                  ARTICLE XII
                     NATURE AND SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES; INDEMNIFICATION


12.01 Nature and Survival of Representations. All statements contained herein or in any Schedule hereto or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties of the parties made in this Agreement and as provided herein shall survive the Effective Date for a period of one (1) year thereafter notwithstanding any investigation at any time made by or on behalf of any other party; provided, however, that any representation or warranty which is the subject of a claim or dispute asserted in writing by an affected party prior to the expiration of the applicable survival period and in a manner sufficient to identify the same shall survive with respect to such claim or dispute until final resolution thereof.


                                  ARTICLE XIII
                                 MISCELLANEOUS

13.01 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been fully given if delivered or mailed, first-class, postage prepaid, to the following addresses:

                     (i)   If to Auto-trol or Subsidiary:

                           Auto-trol Technology Corporation
                           12500 North Washington Street
                           Denver, Colorado  80241-2400
                           Attn.:  Allyson Kissell

                     (ii)  If to Centra:

                           Centra 2000, Inc.
                           1350 NASA Road 1
                           Suite 202
                           Houston, Texas  77058
                           Attn.:  Susan Floyd

or to such other address or addresses as may hereafter be specified by notice given by any of the above for itself to the others.

13.02 Closing. The Closing shall take place as soon as practicable but not later than June 30, 1995, and shall be held at such place as shall be agreed upon by the parties hereto.

13.03 Assignability and Parties in Interest. This Agreement shall not be assignable by any of the parties hereto. This Agreement shall inure to the benefits of and be binding upon the parties hereto and their respective successors; nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

13.04 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado.

Plan of Merger                        20

13.05 Arbitration. Any disputes between the signatories to this Agreement shall be submitted to binding arbitration in the City of Denver, State of Colorado, under the rules then prevailing of the American Arbitration Association. Judgment upon any award made in such arbitration may be entered and enforced in any court of competent jurisdiction. Auto-trol, Subsidiary and Centra shall share equally in any cost of arbitration, with each paying its own attorney's fees.

13.06 Publicity. On the Execution Date, Auto-trol and Centra shall jointly prepare and distribute a press release describing this Agreement and the Merger. Further press releases and other announcements with respect to this Agreement and the Merger shall be subject to mutual agreement, provided, however, that this provision shall not prohibit Auto-trol or Centra from furnishing any information to any governmental regulatory or administrative agency or authority or from making any other disclosure required by applicable law, provided that such party shall make reasonable efforts to inform the other in advance of such disclosure and to obtain such other party's concurrence as to the substance of such disclosure.

13.07 Complete Agreement. This Agreement, the exhibits hereto and the documents delivered pursuant hereto or referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and, except as provided herein, supersede all previous negotiations, commitments and writings.

13.08 Modifications, Amendments and Waivers. At any time prior to the Effective Date, the parties hereto may, by written agreement (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any schedule or document delivered pursuant hereto, and (iii) waive compliance with any of the covenants or agreements contained in this Agreement. At any time prior to the Effective Date, if authorized by their respective Boards of Directors, the parties hereto may, by written agreement, notwithstanding shareholder approval, amend or supplement any of the provisions of this Agreement, provided, however, after this Agreement has been approved by shareholders, no amendment may be made in the consideration to be received by Centra Shareholders in the Merger. Any written agreement referred to in this Section 13.08 shall be validly and sufficiently authorized for the purposes of this Agreement if signed, on behalf of Centra, Auto-trol and Subsidiary, by a person or persons authorized to sign this Agreement.

13.09 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.10 Expenses. Each party shall pay for its own expenses and costs, including the fees of any attorneys and accountants retained by it, in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby, and shall not be included as a liability.

13.11   Termination.  This Agreement may be terminated:

            (a) If the parties hereto agree in writing to a termination of this Agreement; or

            (b) At the election of any of Auto-trol, Subsidiary or Centra, if all of the conditions to its obligations to effect the Merger have not been fulfilled on or prior to June 30, 1995; or

            (c) At the election of Auto-trol, Subsidiary or Centra, if another party materially breaches any obligation in this Agreement and fails to cure such breach within 20 days after written notice of such breach. Any defaults which are not corrected may be waived by the agreement of all parties.


Plan of Merger                        21

13.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                              AUTO-TROL TECHNOLOGY CORPORATION
Attest:


                              By:
       --------------------      -------------------------------
            Secretary

                              AT DEVELOPMENT, INC.
Attest:


                              By:
       --------------------      -------------------------------
            Secretary



                              METAWARE, INC. d.b.a. CENTRA 2000, INC.
Attest:


                              By:
       --------------------      -------------------------------
            Secretary





Plan of Merger                        22

SCHEDULE A (5.02) CENTRA WARRANTS, OPTIONS, AGREEMENTS ETC.
     None
SCHEDULE B (5.05[b])  CENTRA FINANCIAL STATEMENTS

     Incorporated by reference to original documents supplied to Auto-trol Technology Corporation during merger negotiations

SCHEDULE C (5.09) CENTRA BANK ACCOUNTS/CERTIFICATES OF DEPOSIT

     Nations Bank of Texas, N.A.
     Nassau Bay
     P.O. Box 2518
     Houston, Texas 77252-2518
     Account #266-117047-1

     Centra 2000, Inc. has no other bank accounts, investment accounts or certificates of deposit.

SCHEDULE D (5.10)  CENTRA LIABILITIES

     Liability insurance                $  1,000  Estimated
     Accrued FTO                          25,854  Actual
     Property Tax Exposure                 2,000  Estimated
     Harris County Sales Tax               1,000  Estimated
     Non-payment of HP lease              10,440  Estimated
     PC Software Exposure                  2,500  Estimated
     Software Maintenance Agreements      10,000  Estimated
     Employee Loan Reserve                15,378  Actual
     ATTC Loan                           300,000  Actual
     Material Agreements                          Amounts owed
                                                  thereunder

SCHEDULE E (5.11) CENTRA TAX LIABILITIES

     There may be certain liabilities associated with property taxes as reported in Schedule D.

     Centra 2000, Inc. tax returns have been prepared by Craig H. Tompkins, 16872 Royal Crest Drive, Houston, Texas 77058 (713)480-8552. The 1993 and 1994 U.S. Corporation Income Tax returns have been provided to Auto-trol Technology to approve prior to submittal.

SCHEDULE F (5.12) CENTRA TRADEMARKS, REGISTERED COPYRIGHTS, TRADE SECRETS

     Centra has applied for registration of the product name "CENTRA 2000" with the United States Patent and Trademark Office.

     Centra has State statutory and common law rights in the name
     "Metaware", but has not applied for registration of that name as a trademark.

SCHEDULE G (5.12) CENTRA THIRD PARTY LICENSES

     1. OEM Software License Agreement with Auto-trol Technology dated
        4/12/94


Plan of Merger                        23

     2. Oracle VAR Agreement dated July 19, 1993
     3. Sybase Value Added Remarketer Agreement dated September 16, 1994
     4. Licenses for miscellaneous software tools, operating systems etc.
        that are not incorporated   into the product

SCHEDULE H (5.13) CENTRA INSURANCE POLICIES

     Centra has no insurance policies other than personnel medical and long-term disability insurance plans.

SCHEDULE I (5.14; 10.07[C] ) CENTRA LEGAL PROCEEDINGS

     None

SCHEDULE J (5.16) CENTRA BENEFIT PLANS

     None

SCHEDULE K (5.17) CENTRA MATERIAL TRANSACTIONS

     None

SCHEDULE L (5.18) CENTRA ADVERSE RELATIONSHIPS

     Centra recently purchased 2,738 shares of Centra Stock formerly held by Jack Eidson for $6,610.50

SCHEDULE M (5.19) CENTRA MATERIAL AGREEMENTS

     1.  HP Lease Agreement Number 4131-48238
     2.  OEM Software License Agreement with Auto-trol Technology dated
         4/12/94
     3.  Sybase Value Added Remarketer Agreement dated September 16, 1994
     4.  Sun Hardware Maintenance Agreement No. inb0412.2 dated 4/20/95
     5.  Oracle VAR Agreement dated July 19, 1993
     6.  Software Loan Agreement dated march 27, 1995, between ATTC and
         Centra for Tech   Illustrator
     7.  SUN Software License Agreement dated June 22, 1993
     8.  Cooperative Software Program for PTC Agreement No. 10531
     9.  Office Lease Agreement, Suite 202, NASA Office Building dated 7/1/94
     10. Starmark Long Term Disability Group AE20307 H
     11. Consolidated Group Insurance B485538
     12. Lanier Copier Payment Account No. 1558753

SCHEDULE N (4.04; 4.05) DEVELOPMENT PLAN


              CENTRA 2000 FUNCTIONALITY TO RECEIVE 4TH YEAR BONUS

As an independent subsidiary, it will continue to be the responsibility of the Centra 2000 team to:

     a) Receive requirements from ATTC--both Corporate and the field offices
     b) Generate requirements based on Centra 2000 employee experience
     c) Document and implement the requirements in the Centra 2000 software improvement branch of our Centra development support data base
     d) Design and implement the requirements per the schedule developed by Centra 2000. This schedule will be developed with input from the Product Manager and be primarily based on the need date of the requirements.
     e) Test the functionality and deliver the functionality to ATTC corporate for final testing and release

The following requirements will be implemented to achieve eligibility for the fourth year bonus:

1)   REMOTE SERVER REPLICATION

          The requirement is to provide access to the master database (metadata and files) from remote locations that do not have a network connection (or that the network connection does not have the capacity). Updates to the master database need to be available to remote locations. Data from remote locations needs to be available to the master database.

     Roll-out phases will be based on detail design and available at completion of the design phase.

2)   DISTRIBUTED SERVERS

          The requirement is to distribute the load on the server and/or the network in order to optimize performance. Distributed servers should support a variety of network configurations and the ability to backup servers in case of down time.

     Roll-out phases will be based on detail design and available at completion of the design phase.

3)   PRODUCT DATA MANAGEMENT

     Product Structure Creation/Modification-- Hierarchical product tree with the ability to create standard and unique components. Components must be designated as an alternated or replacement component. Components and the product tree as a whole must be able to support searches, bill of material support, copying and manipulating by date effectively, release level, as-designed, as produced, serial number, lot number, status.

     Viewing--Product structures need to be viewed by release, by date effectively, by status, by serial number, with/without standard, unique and replacement parts.

     Product structures must be able to be viewed graphically.

     Roll-out phases

     Phase 1- Including a boolean query on the branch class and RIL class causing the display for the selected branch to change. Also interface in the BOM. Release 2.2.

     Future phases will be defined after detail design is complete.


4)   USER CUSTOMIZATION

          User Defined Forms- Forms Editor in 3.0 and 4.0
          User Interface Additions/Alterations
          Event Triggers-Performs associated with workflow tasks

     Roll-out phases for each capability will be scheduled as detail design completes.

5)   CAD INTERFACE

          CAD Interface requires three categories:

          CAD Incapsulation will be maintained

          Data and File Modeling-

               Automatically build Group Items from CAD systems
               Automatically populate metadata from CAD data
               Automatically build product structures from CAD

          CAD Interface-
               From within CAD system, launch PDM functions

     Roll-out phases will be defined when detail design is complete.


Plan of Merger                        24

SCHEDULE O (6.02) AUTO-TROL WARRANTS, OPTIONS, AGREEMENTS, ETC.


     Auto-trol has outstanding grants of incentive stock options to key employees in the amount of 580,610 shares of Common Stock.

     240,605 shares are reserved and available for purchase under Auto-trol's Employee Stock Purchase Plan.


SCHEDULE P (6.08; 11.04[E]) AUTO-TROL AND SUBSIDIARY LITIGATION


     As to Auto-trol:  NONE
     As to Subsidiary:  NONE


SCHEDULE Q (4.03) AUTO-TROL INCENTIVE STOCK OPTION PLAN


ATTACHED



Plan of Merger                        25

                        AUTO-TROL TECHNOLOGY CORPORATION

                          INCENTIVE STOCK OPTION PLAN

                     (Revised effective September 1, 1994)



I.   PURPOSE

     This Auto-trol Technology Corporation Incentive Stock Option Plan (the "Plan") provides for the grant of Stock Options to Key Employees of Auto-trol Technology Corporation ("the Company") and its Participating Subsidiaries in order to advance the interests of the Company and its Participating Subsidiaries through the motivation, attraction and retention of their Key Employees. This Plan is intended to qualify options granted hereunder as Incentive Stock Options under Section 422A Internal Revenue Code of 1986, as amended.

II.  ADMINISTRATION

     2.1  Committee
          ---------

          The Plan shall be administered by the Compensation Committee of the Company (the "Committee") which shall be composed of at least two (2) or more members of the Board of Directors of the Company (the "Board"), all of whom shall be Disinterested Persons. The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of the Plan. The Committee may delegate any of its responsibilities under the Plan, other than its responsibilities to grant Stock Options, or to interpret and construe the Plan.

     2.2  Actions of the Committee
          ------------------------

          All actions taken and all interpretations and determinations made by the Committee in good faith (including determinations of Fair Market Value) shall be final and binding upon all Key Employees and the Company. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan and all members of the Committee shall, in addition to their rights as directors of the Company, be fully protected by the Company with respect to any such action, determination or interpretation.



Plan of Merger                        26

III. DEFINITIONS

     3.1  "Stock Option"
          --------------

          A Stock Option is the right granted by the Committee to a Key Employee to purchase the number of shares of Common Stock at such time or times as determined by the Committee.

     3.2  "Key Employee"
          --------------

          A Key Employee is an employee of the Company or any Participating Subsidiary whose judgment, initiative and continued efforts are expected to contribute to the successful conduct of the business of the Company or any Participating Subsidiary, and who has been employed by the Company or any Participating Subsidiary for more than three (3) months prior to the grant of the Stock Option.

     3.3  "Participating Subsidiary"
          --------------------------

          A Participating Subsidiary is any subsidiary of the Company meeting the definition of Section 425(f) of the Internal Revenue Code of 1986, as amended (the "Code").

     3.4  "Incentive Stock Option"
          ------------------------

          An Incentive Stock Option is an option which qualifies for treatment as an incentive stock option pursuant to Section 422A of the Code, as amended from time to time.

     3.5  "Disinterested Person"
          ----------------------

          A Disinterested Person shall have the meaning set forth in Rule 16b-3(c)(2)(i) and its successor promulgated under the Securities Exchange Act of 1934.

     3.6  "Fair Market Value"
          -------------------

          The Fair Market Value of a share of Common Stock on any date shall be the average of the representative highest and lowest prices, as quoted by the National Association of Securities Dealers through NASDAQ, for the date in question, or, if the Common Stock is listed on a national stock exchange, the average of the highest and lowest officially-quoted prices on such exchange on the date in question.

     3.7  "Common Stock"
          --------------

          A share of Common Stock means a share of authorized but unissued or reacquired $.01 par value common stock of the Company.

     3.8  "Option Price"
          --------------

          Option Price is the Fair Market Value of the Common Stock on the date that the Stock Option is granted.



Plan of Merger                        27

IV.  ELIGIBILITY AND PARTICIPATION

     4.1  Grants
          ------

          Grants of Stock Options may be made to Key Employees of the Company or any participating Subsidiary. Any director of the Company or of a Participating Subsidiary who is also a Key Employee shall also be eligible to receive Stock Options, but no member of the Committee shall be eligible to receive Stock Options. The Committee shall from time to time determine the Key Employees to whom Stock Options shall be granted, the number of Stock Options to be granted to each such Key Employee, and the terms and provisions of such Stock Options. Each Stock Option grant shall be evidenced by a written agreement between the Company and a Key Employee (the "Incentive Stock Option Agreement") containing such terms and provisions as the Committee may determine in accordance with the provisions of this Plan. The aggregate Fair Market Value (determined at the time of grant of a Stock Option) of the Common Stock exercisable for the first time by a Key Employee during any calendar year shall not exceed one hundred thousand dollars ($100,000). The purchase price for each share of Common Stock shall be the Option Price on the date on which the Stock Option is granted.

     4.2  Exchange for Options under this Plan
          ------------------------------------

          The Committee may grant Stock Options to replace options previously granted to Key Employees who hold options to purchase Common Stock under other stock option or performance share plans ("Replacement Stock Options") Key Employees, in their sole discretion, may within thirty (30) days following execution of the Incentive Stock Option Agreement, consent to the conversion of options granted under any such previous plans. Replacement Stock Options granted pursuant to this
          Section 4.2 shall be granted in the ratio of a Stock Option to purchase one share of Common Stock for each option under such applicable previous plans. The price for each such Replacement Stock Option shall be the Option Price of Common Stock on the date that the Stock Option is granted. The Committee, in its sole discretion, may vary the terms and conditions of Replacement Stock Options offered in exchange for options under such previous plans, subject to the same limitations imposed on grants of new Replacement Stock Options under this Plan.

V.   SHARE OF COMMON STOCK SUBJECT TO THE PLAN

     5.1  Maximum Number
          --------------

          The maximum, aggregate number of shares of Common Stock that may be made subject to Stock Options granted under the Plan shall be one million three hundred and fifty thousand (1,350,000) under this Plan, and the Company's Special Purpose Stock Option Plan, as determined from time to time to be appropriate by the Committee. In no event shall the total amount of shares for which options are granted under both Plans exceed 1,350,000 shares. If any shares of Common Stock subject to Stock Options are not purchased or otherwise paid for before such Stock Options expire, such shares may again be made subject to Stock Options.

     5.2  Capital Changes
          ---------------

          In the event any changes are made to the shares of Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend in excess of ten percent (10%) at any single time, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise), appropriate adjustments shall be made in the number of shares of Common Stock theretofore made subject to Stock Options. If any of the foregoing adjustments shall result in a fractional share, the fraction shall be disregarded. All adjustments to the number of Stock Options granted as a result of


Plan of Merger                        28
          application of this Section must be made to conform with the requirements set forth in Section 425(a) of the Code.

     5.3  Compliance with Securities Law
          ------------------------------

          The Company is under no obligation to register or to maintain any registration of the shares subject to these options under the Securities Act of 1933, or any state securities law. If the shares are not so registered, they may be sold and issued to the Key Employee only pursuant to applicable exemptions from the registration requirements of such laws, which may include an exemption for transactions not involving a public offering. The Company may endorse or cause to be endorsed on such certificate or certificates an appropriate legend referring to the foregoing restrictions, if applicable.

VI.  EXERCISE OF STOCK OPTIONS

     6.1  Date of Exercise
          ----------------

          Except as provided below and in Section 6.3, Stock Options may be exercised at the dates, and in the quantities in accordance with the schedule set forth below:
                                                           Maximum
                                                       Number of Options
                                                         Exercisable
                                                        (Cumulative)
                   Date of Exercise                     ------------
          First Anniversary of Grant of Stock Option          20%
          Second Anniversary of Grant of Stock Option         20%
          Third Anniversary of Grant of Stock Option          20%
          Fourth Anniversary of Grant of Stock Option         20%
          Fifth Anniversary of Grant of Stock Option          20%

          A Stock Option shall expire, to the extent not exercised, on the tenth anniversary of the date on which it was granted. Any shares of Common Stock not purchased at the time a Stock Option first becomes exercisable shall remain exercisable at any time until the Stock Option expires. The schedule set forth above shall be applied separately to each Stock Option granted to a Key Employee. The Committee may, in its discretion, establish provisions for the exercise of Stock Options different from those described above.

     6.2  Exchange of Outstanding Stock
          -----------------------------

          The Committee, in its sole discretion, may permit a Key Employee to surrender to the Company shares of Common Stock previously acquired by the Key Employee as part or full payment for the exercise of a Stock Option. Such surrendered shares shall be valued at their Fair Market Value as of the date they are tendered to the Company.

     6.3  Termination of Employment Before Exercise
          -----------------------------------------

          If a Key Employee's employment with the Company or a Participating Subsidiary shall terminate by reason of the Key Employee's death or disability, any Stock Option then held by the Key Employee shall remain exercisable for a period of six (6) months following such termination, to the extent such Stock Option is then exercisable as provided in Section 6.1 or which Stock Option becomes exercisable during the six-month period following such termination. If a Key Employee's employment with the Company or a Participating Subsidiary shall terminate for any reason other than the Key Employee's death or disability, any Stock Option then held by the Key Employee shall remain exercisable after the termination of his or her employment for a period of thirty (30) days, to the extent such Stock Option was exercisable as provided in Section 6.1 as of the date of termination. During such periods, Stock Options shall be exercisable to the maximum



Plan of Merger                        29
           extent permitted by Section 422A of the Code and regulations issued thereunder as then in effect. If the Stock Option is not exercised during the applicable period, it shall be deemed to have expired and be of no further force or effect.

      6.4  Availability of Stock Previously Subject to Option
           --------------------------------------------------

           Any shares of Common Stock which were subject to Stock Options, but such Stock Options have expired, shall again be available for purposes of granting Stock Options under this Plan.

VII.  NO CONTRACT OR EMPLOYMENT

      Nothing in this Plan or in the Incentive Stock Option Agreement shall confer upon the Key Employee the right to continue in the employ of the Company or any Participating Subsidiary, nor shall it interfere in any way with the right of the Company or any such Participating Subsidiary to discharge the Key Employee at any time for any reason whatsoever, with or without cause.

VIII. RIGHTS AS A SHAREHOLDER

      A Key Employee shall have no rights as a shareholder with respect to any shares of Common Stock subject to Stock Options granted to him or her under the Plan. No adjustments shall be made for dividends, distributions or other rights (for which the record date is prior to the date of exercise) to any shares of Common Stock issued to a Key Employee upon exercise of a Stock Option.

IX.   COMPLIANCE WITH SECURITIES LAWS

      With regard to any Stock Option awarded under this Plan, or any rights acquired by a Key Employee under this Plan, the recipient shall comply with the six-month holding period requirements of Rule 16b-3(c)(1), and its successor promulgated under the Securities Exchange Act of 1934, and with applicable state securities laws, with regard to the holding of Stock Options and/or Common Stock.

X.    ASSIGNABILITY; EXERCISE

      No Stock Option awarded under this Plan, or any rights acquired by a Key Employee under this Plan, shall be assignable or transferable by a Key Employee other than by will or applicable law of intestate succession. During a Key Employee's lifetime, Stock Options may only be exercised by such Key Employee.

XI.   MERGER OR LIQUIDATION OF THE COMPANY

      In the event the Company or its controlling shareholders enter into an agreement to dispose of all, or substantially all, of the assets or outstanding capital stock of the Company by means of a sale or liquidation, or a merger or reorganization in which the Company is not the surviving corporation ("Change of Control"), then options granted hereunder and otherwise exercisable in the twenty-four (24) month period following the date on which the Change of Control takes place shall for all purposes be exercisable as of the day before such Change of Control takes place, even though the dates upon which such options are otherwise exercisable have not yet occurred. No portion of a Stock Option shall become exercisable hereunder after termination of the Key Employee's employment with the Company except as provided in Section 6.3 above.


Plan of Merger                        30

XII.  WITHHOLDING TAXES

      The Company or any Participating Subsidiary will take such steps for the withholding of any taxes which the Company or any Participating Subsidiary is required, by law or regulation of any governmental authority, to withhold in connection with the exercise of any Stock Option. Such steps include, but are not limited to, the withholding of issuance of shares of Common Stock to be issued upon exercise of any Stock Option, until the Key Employee reimburses the Company or any Participating Subsidiary for the amount the Company or any Participating Subsidiary is required to withhold with respect to such taxes, or reacquiring any portion of such exercise in an amount sufficient to reimburse itself for the amount it is required to so withhold.

XIII. AMENDMENT

      The Board may from time to time alter, amend, suspend or discontinue the Plan, provided, however, that no such action shall adversely affect the rights and obligations with respect to Stock Options outstanding under the Plan, and provided further that no such action shall, without the approval of the shareholders of the Company, (i) increase the maximum number of shares of Common Stock that may be made subject to Stock Options (unless such increase is necessary to affect the adjustments required by Section 5.2); or (ii) materially increase the benefits accruing to Key Employees under the Plan; or (iii) materially modify the requirements of eligibility for participation in the Plan.

XIV.  EFFECTIVE DATE

      The Plan shall become effective as of the date of its adoption by the Board, provided it is approved by the shareholders of the Company within twelve (12) months after that date. Amendments to the Plan shall become effective as of the date such amendments are adopted by the Board. If such amendments require shareholder approval in accordance with Section XII of this Plan, such amendments shall nonetheless become effective as of the date of their adoption by the Board, conditioned upon approval by the shareholders of the Company within twelve (12) months after that date.



Plan of Merger                        31

SCHEDULE R (6.11; 7.09) AUTO-TROL AND SUBSIDIARY TRANSACTIONS WITH CERTAIN
PERSONS


     As of June 28, 1995, Auto-trol has outstanding debt in the amount of $3,750,000 payable to Venhill


     Subsidiary:  NONE


SCHEDULE S (NO SECTION REFERENCE) ARTICLES OF INCORPORATION OF EACH PARTY TO THE AGREEMENT

     Auto-trol Technology Corporation incorporated by reference from Registration Statement No. 2-63253, filed January 24, 1979.

     AT Development Inc. attached
     Centra 2000, Inc. attached



Plan of Merger                        32

                           ARTICLES OF INCORPORATION
                                       OF
                              AT DEVELOPMENT, INC.

                                   ARTICLE I.

          The name of the corporation is AT Development, Inc.

                                  ARTICLE II.

          The corporation is incorporated pursuant to the laws of the State of Colorado.

                                  ARTICLE III.

          The period of duration of the corporation shall be perpetual.

                                  ARTICLE IV.

          The purposes for which the corporation is organized and its powers are as follows:

          1. To engage in the transaction of all lawful business and to pursue all lawful purposes for which a corporation may be incorporated pursuant to the laws of the State of Colorado.

          2. To have, enjoy and exercise all of the rights, powers and privileges conferred upon corporations incorporated pursuant to the laws of the State of Colorado, whether now or hereafter in effect, and whether or not herein specifically mentioned.

          The foregoing enumeration of purposes and powers shall not limit or restrict in any manner the transaction of other business, the pursuit of other purposes, or the exercise of other and further rights and powers which may now or hereafter be permitted or provided by law.

                                   ARTICLE V.

          1. The total number of shares that the corporation shall have authority to issue is 1,000 shares, which shall consist of one class only, designated "common stock." Each of such shares shall have a par value of $1.00.

          2. The corporation shall have the right to impose restrictions on the transfer of all, or any part of, its shares and may become a party to agreements entered into by any of its shareholders restricting transfer or encumbrance of any of its shares or subjecting any of its shares to repurchase or resale obligations.

                                  ARTICLE VI.

          Shareholders shall have no preemptive rights to acquire unissued or treasury shares of the corporation, securities convertible into such shares or carrying a right to subscribe to or acquire shares, or stock options.

                                  ARTICLE VII.

          By the affirmative vote or concurrence of the holders of a majority of the outstanding shares of the corporation, or any class or series thereof, the shareholders may take any action which, but this Article, would require the affirmative vote or concurrence of the holders of two-thirds of the



Plan of Merger                        33
outstanding shares of the corporation, or of any class or series thereof, under the Colorado Corporation Code, as amended.

                                 ARTICLE VIII.

          1. The business and affairs of the corporation shall be managed by a board of directors, which shall be elected at the annual meeting of the shareholders or at a special meeting called for that purpose.

          2. The initial board of directors shall consist of the following members, who shall serve until the first annual meeting of shareholders and until their successors are elected and qualified.

          DIRECTOR                          ADDRESS

     Paul Jerde                     12500 North Washington Street
                                    Denver, Colorado  80241-2400

     H. William Taylor              12500 North Washington Street
                                    Denver, Colorado  80241-2400

     J. Bruce Hanley                12500 North Washington Street
                                    Denver, Colorado  80241-2400

          3. The number of directors may be increased or decreased from time to time in the manner provided in the bylaws of the corporation, but no decrease shall have the effect of shortening the term of any incumbent director.

                                  ARTICLE IX.

          Cumulative voting shall not be permitted in the election of directors.

                                   ARTICLE X.

          The corporation may from time to time distribute to its shareholders, in partial liquidation, out of its stated capital or capital surplus, a portion of its assets in cash or property.

                                  ARTICLE XI.

          The initial registered office of the corporation shall be 1700 Broadway, Denver, Colorado 80290 and the initial registered agent at such address shall be The Corporation Company.

                                  ARTICLE XII.

          No contract or other transaction between the corporation and one or more of its directors or any other corporation, partnership, joint venture, association, trust or other entity in which one or more of its directors are directors or officers or are in any similar managerial or fiduciary positions or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the board of directors or a committee designated thereby which authorizes, approves or ratifies such contract or transaction or solely because their votes are counted for such purpose, if: (a) the fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote, and the holders of a majority of the shares entitled to vote authorize, approve


Plan of Merger                        34
or ratify such contract or transaction by vote or written consent' or (c) the contract or transaction is fair and reasonable to the corporation; or (d) the laws of the State of Colorado in effect from time to time otherwise provide that the contract or transaction shall not be void or voidable because of such relationship. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

                                 ARTICLE XIII.

          1. To the fullest extent specifically permitted or provided by the Colorado Corporation Code, as amended from time to time, the corporation shall indemnify any person against all liability and expense incurred by reason of the fact that he is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, he is or was serving at the request of the corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association or other entity. In addition to the foregoing obligation of indemnification, and with a view to giving the persons covered by these provisions the broadest possible indemnity, the corporation shall also indemnify persons as provided in the succeeding paragraphs of this Article XIII.

          2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, he is or was serving at the request of the corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          3. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, he is or was serving at the request of the corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association or other entity against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; but no such indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and then only to the extent that, the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

          4. To the extend that a person entitled to indemnity under paragraph 2 or 3 of this Article XIII has been successful on the merits in defense of any action, suit or proceeding referred to in



Plan of Merger                        35
paragraph 2 or 3 of this Article XIII or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          5. Any indemnification under paragraph 2 or 3 of this Article XIII (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the person seeking indemnification is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraph 2 or 3. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

          6. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in paragraph 5 of this Article XIII upon receipt of an undertaking by or on behalf of the person seeking the advance to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation against such expenses pursuant to this Article XIII.

          7. The indemnification provided by this Article XIII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these articles of incorporation, any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be in the position which entitled him to such indemnification and shall inure to the benefit of heirs, executors and administrators of such a person. The provisions of this Article XIII shall not be deemed to preclude the corporation from indemnifying other persons from similar or other expenses and liabilities as the board of directors or the shareholders may determine in a specific instance or by resolution of general application.

          8. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner or trustee, or in any similar managerial or fiduciary position, or as an employee or agent, of another corporation, partnership, joint venture, trust, association or other entity, or any other person against any liability asserted against hem and incurred by him in any such capacity or arising out of his status as such, whether or not he would be entitled to indemnification under the provisions of the Article XIII.

                                  ARTICLE XIV.

          The name and address of the incorporator, who is a natural person of the age of eighteen years or more is:

Margery Hinterman                   2600 Colorado National Building
                                    950 17th Street
                                    Denver, Colorado 80202

          I, Margery Hinterman, hereby affirm under penalties of perjury, that I have executed these Articles of Incorporation on November 1, 1984, and that the facts stated herein are true.


Plan of Merger                        36

                          ARTICLES OF INCORPORATION OF
                                 METAWARE, INC.

The undersigned natural person of the age of eighteen (18) years or more acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

                                  ARTICLE ONE

The name of the corporation is MetaWare, Inc.

                                  ARTICLE TWO

The period of its duration is perpetual.

                                 ARTICLE THREE

The purposes for which the corporation is organized are:

(1) To buy, sell, lease, and deal in services, personal property, and real property subject to Part Four of the Texas Miscellaneous Corporation Laws Act.

(2) To engage in any activity permitted to corporations under the laws of the State of Texas or any other state in which the corporation may transact business.

(3) To transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is 1,000,000 shares without par value.

                                  ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of one thousand dollars ($1000), consisting of money, labor done, or property actually received.

                                  ARTICLE SIX

The street address of its initial registered office is 2520 Masters Drive, League City, Texas 77573, and the name of its initial registered agent at such address is Susan L. Floyd.

                                 ARTICLE SEVEN

The number of Directors constituting the initial Board of Directors is two, and the names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Susan L. Floyd                             Charles W. Floyd
2520 Masters Drive                         2520 Masters Drive
League City, Texas  77573                  League City, Texas  77573



Plan of Merger                        37

                                 ARTICLE EIGHT

The name and address of the incorporator is:

Susan L. Floyd
2520 Masters Drive
League City, Texas  77573



                        END OF ARTICLES OF INCORPORATION


IN WITNESS WHEREOF, the undersigned has executed these Article of Incorporation on this 22 day of February, 1993.



                                    /s/ Susan L Floyd
                                    -----------------
                                    Susan L. Floyd



STATE OF TEXAS

COUNTY OF ______________


I, a Notary Public, do hereby certify that on this 22 day of February, 1993, personally appeared before me, Susan L. Floyd, who being by me first duly sworn, declared that she is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.


                                    /s/ Monika M. Gay
                                    -----------------

                                    Notary's Printed Name:


                                    Monika M. Gay
                                    -------------

                                    Notary Public in and for the State of Texas

                                    My Commission expires the 12 day of
                                    September, 1993.




Plan of Merger                        38